NUVEEN MUNICIPAL TRUST

AMENDMENT OF INVESTMENT MANAGEMENT AGREEMENT

This Amendment made this 1st day of February, 2013, by and between Nuveen Municipal Trust, a Massachusetts business trust (the “Fund”), and Nuveen Fund Advisors, Inc. n/k/a Nuveen Fund Advisors, LLC (f/k/a Nuveen Asset Management), a Delaware limited liability company (the “Adviser”).

WITNESSETH THAT:

WHEREAS, the Board of Trustees of the Fund and the Adviser have agreed to amend that certain Management Agreement between the Fund and the Adviser dated November 13, 2007 (the “Agreement”) in order to subject the Nuveen Short Duration High Yield Municipal Bond Fund (the “Portfolio”), a new series of the Fund, to the terms of the Agreement; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose, has approved the Agreement, as amended as set forth below, in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement, the Fund and the Adviser hereby agree as follows:

1.	The Portfolio shall be added to Exhibit A of the Agreement.

2.	The Portfolio’s Fund-Level Fee under Section 2(A) of the Agreement shall be computed by applying the following annual rate to the average total daily net assets of the Portfolio:

Average Total Daily Net Assets	Rate
For the first $125 million	.4000%
For the next $125 million	.3875%
For the next $250 million	.3750%
For the next $500 million	.3625%
For the next $1 billion	.3500%
Over $2 billion	.3250%

3.	The Agreement, as so amended, shall be effective with respect to the Portfolio on February 1, 2013, and shall continue in effect until August 1, 2014, unless terminated earlier pursuant to Section 9 of the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

NUVEEN MUNICIPAL TRUST

By:
Vice President

ATTEST:

Assistant Secretary

NUVEEN FUND ADVISORS, LLC

By:
Managing Director

ATTEST: